EXHIBIT 10.3

TIDEWATER INC.

COMPANY PERFORMANCE EXECUTIVE OFFICER

ANNUAL INCENTIVE PLAN

FOR FISCAL YEARS 2010, 2011 AND 2012

I.	PLAN OBJECTIVE

The primary objective of the Tidewater Inc. Company Performance Executive Officer Annual Incentive Plan (the “Executive Incentive Plan” or the “Plan”) is to reward Tidewater’s executive officers for their assistance in helping Tidewater Inc. (the “Company”) achieve its financial and operating goals for the fiscal year. The Plan links a significant element of potential variable annual compensation to the accomplishment of these goals.

The Compensation Committee of the Board of Directors established the Plan to maximize Tidewater’s deduction under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), provided that such actions are consistent with its philosophy and in the best interest of Tidewater and its shareholders. At the Company’s 2008 Annual Meeting of Stockholders, the stockholders approved the material terms of the performance goals applicable to the Plan in order to qualify amounts paid as performance-based compensation under Section 162(m). The provisions of this Plan document operate in conjunction with and are subject to the material terms of the Plan approved by the stockholders at the 2008 Annual Meeting. The stockholders will be asked to reapprove the performance goals at the 2013 Annual Meeting of Stockholders in accordance with the requirements of Section 162(m). The provisions hereof are subject to the material terms of the Plan as last approved by the stockholders. Notwithstanding the provisions of Section 162 (m), the Compensation Committee may award compensation outside of the Plan that is not fully tax deductible, if the Compensation Committee determines that such award is consistent with its philosophy and in the best interest of Tidewater and its stockholders. Such compensation issued outside of the Plan shall include but not be limited to the Tidewater Inc. Individual Performance Annual Incentive Plan, which is a separate plan providing annual awards based upon an evaluation of individual performance.

II.	ADMINISTRATION

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company; provided that all of the members of the Compensation Committee qualify as “outside directors” under Section 162(m). If all of the members do not so qualify, the Plan shall be administered by a special subcommittee of the Compensation Committee, all of the members of which qualify as “outside directors” under Section 162(m). The term “Committee” shall be used herein to refer to the committee that is currently authorized to administer the Plan. The authority of the Committee shall include, in particular, authority to:

A.	designate participants and target award percentages for a particular year;

B.	establish performance goals and objectives for a particular year;

C.	consider the achievement of the performance goals and objectives and whether any payment will be made hereunder;

D.	establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan; and

E.	certify as to whether performance goals have been met.

The Committee may use its discretion to reduce or to eliminate, but not to increase, the bonus amount payable to a participant under the Plan formula.

III.	BASIC PLAN CONCEPT

The Plan concept focuses upon Tidewater’s performance in the areas of economic value added (“EVA”), safety and individual performance.

IV.	ELIGIBILITY CRITERIA

Eligibility for participation in the Plan is limited to those executive officers who have a potential to earn compensation in excess of $1,000,000. The specific executive officers who will participate in the Plan will be reviewed and determined annually by the Committee no later than June 29 of each fiscal year. The Committee has determined that the participants in this Plan and in the Company’s Management Annual Incentive Plan shall constitute the “specified employees” of the Company under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”).

V.	PERFORMANCE MEASURES AND STANDARDS

The performance goals approved by the Company’s stockholders at the 2008 Annual Meeting of Stockholders included EVA and safety and the Committee has designed an annual bonus program for fiscal 2010, 2011 and 2012 under which potential bonuses will be based upon those factors.

VI.	AWARD OPPORTUNITIES

By June 29 of each fiscal year, the Committee will specify potential target incentive awards for each participant. These amounts are determined based upon each eligible participant’s base salary in effect on June 29 of the fiscal year multiplied by the target percent associated with the participant’s position within the Company. This percentage increases or decreases based upon performance above or below the target. The annual award to a participant under this Plan may not exceed $3 million.

VII.	COMPANY PERFORMANCE CRITERIA

The Company performance annual bonus amount will be based upon EVA growth and safety. At target performance levels, each performance component would generate the following:

EVA	50% of target bonus
Safety	25% of target bonus

The remaining 25% of the target bonus amount will be eligible for payment under the Individual Performance Executive Office Annual Incentive Plan. At EVA and safety levels above and below the target levels, the 50%/25% relationship will change. The EVA bonus declared shall not exceed five times target. The safety portion of the bonus shall not exceed one and one-half times target for exceptional performance.

VIII.	DETERMINATION OF BONUS AMOUNT

The performance criteria described below will be used to determine potential annual bonus amounts. No later than June 29 of each fiscal year, the economic value added and safety performance goals for that fiscal year will be established by the Compensation Committee in writing or will be reflected in minutes of a Compensation Committee meeting.

A.	EVA Criteria. Economic Value Added (“EVA”) equals net operating profit after taxes (“NOPAT”), less a charge for capital employed. NOPAT equals revenues less operating expenses (including depreciation) and taxes on operating profit. The capital charge equals capital employed multiplied by the weighted average cost of debt and equity.

Certain adjustments to NOPAT will be made in determining EVA. Accordingly, the following items reported in the Company’s consolidated statement of earnings will be added to or subtracted from NOPAT as reported in order to determine EVA for purposes of the Plan:

1.	Cumulative effect of accounting changes;

2.	Extraordinary items, as that term is defined in Accounting Principles Board Opinion #30;

3.	Discontinued operations;

4.	Unusual or infrequently occurring items (less the amount of related income taxes), as that term is used in Accounting Principles Board Opinion #30; and

5.	All other items that resulted in adjustment to the EVA calculation for purposes of determining the annual bonuses paid by the Company for prior fiscal years.

The EVA target is set at $5 million additional EVA per year, but may be changed by the Committee for a future fiscal year in its discretion within the first 90 days of such fiscal year.

In order to limit volatility in annual bonus payouts and to tie payouts to sustainable value creation, a bonus bank mechanism applies to the portion of the bonus based upon EVA and paid through the Plan.

The materials presented to the Committee by Stern Stewart & Co. at the Committee meeting held January 21, 2009 (the “Stern Stewart Materials”)

provide examples of the calculation of the potential declared EVA portion of the bonus under various scenarios. The Committee is under no obligation to declare or pay an EVA portion of the bonus. The declared EVA portion of the bonus for a participant may not exceed five times the target EVA portion. Any declared EVA bonus is credited to a participant’s personal bonus bank account each year, with a payout of (a) up to the lesser of the declared EVA portion for that year or 150% of the target bonus, and (b) one-third of any net positive bank balance paid out. The remaining two-thirds of the bonus bank is held at risk.

In a year in which the EVA bonus declared is a negative number, this negative amount determined according to the Stern Stewart Materials is deducted from the bonus bank; provided that a participant’s bonus bank balance will not be reduced for any year below negative 0.5 of the participant’s EVA portion target for that year.

Residual amounts, including negative balances, are banked forward to be credited or debited against future declared bonus amounts. If a negative balance is more than half of a future positive declaration, one-third of the negative balance will be deducted against the positive declaration in that year, with the remaining negative balance carried forward to subsequent years. If a negative balance is less than half of a future positive declaration, the entire negative balance will be deducted in that period. Negative balances shall not be held as claims against employees who leave the payroll for any reason.

B.	Safety Criteria. The safety performance measurement is determined by achievement of the Company's overall established safety performance goals for the fiscal year, established in writing by the Committee by inclusion with the minutes of a Committee meeting or by written consent no later than 90 days after the beginning of the fiscal year. Under this performance measure, potential payout is directly correlated with the Total Recordable Incident Rate (TRIR) for the current fiscal year. “Total Recordable Incident Rate” is defined as follows:

(Loss Time Accidents + Recordable Incidents) X 200,000 (man hours)	=	Total Recordable Incident Rate per 200,000 man hours of exposure
Total Man Hour Exposure

Non-job related deaths will not count toward the TRIR. A TRIR below a certain level will permit a safety payment to a participant in an amount that is greater than 25% of the pool funding amount, which under the pre-established formula may not exceed 150% of 25% of the target pool funding amount, except the Committee may determine not to award all or a portion of this additional amount. Pro rating will be permitted. The safety performance portion of the Plan operates independently from the EVA portion and the EVA bonus bank does not impact the payout based upon safety performance. The Committee may determine not to pay the safety portion of the bonus, because of the occurrence of one or more fatalities or for any other reason.

IX.	TERMINATION OF EMPLOYMENT

A.	If a participant’s employment is terminated because the participant dies or if the participant becomes disabled, as “disability” is defined in Section 409A, unless otherwise determined by the Committee, the participant or, in the case of death, the participant’s estate or heirs, shall be paid:

1.	any positive balance in the participant’s bonus bank 30 days following termination of employment, and

2.	a pro rata bonus for the fiscal year in which termination occurs based upon the level of satisfaction of the performance criteria in effect for such year and the percentage of salary applicable to such participant’s bonus, but applied to the actual salary amount paid to the participant for the portion of the year that the participant was employed. Any such bonus shall be paid to the participant or, in the case of death, to the participant’s estate or heirs under Article X at the same time as the bonus for such fiscal year is paid to participants who continue to be employed.

B.	If a participant’s employment is terminated because the participant Retires or is terminated by the Company without Cause, and such termination constitutes a “separation from service” under Section 409A, unless otherwise determined by the Committee, the participant shall be paid:

1.	any positive balance in the participant’s bonus bank on the first business day that is more than six months following the date of termination of employment, and

2.	a pro rata bonus for the fiscal year in which termination occurs based upon the performance criteria in effect for such year and the percentage of salary applicable to such participant’s bonus. Any such bonus shall be paid to the participant as provided in Article X on the date on which the annual bonus is paid to participants whose employment did not terminate, except that any portion of the bonus that constitutes a pro rata portion of an amount that would have been credited to the bonus bank absent termination of employment shall be paid on the later of such date or the first business day that is more than six months following the date of termination of employment.

C.	If a participant’s employment is terminated voluntarily by the participant or if the participant is involuntarily terminated by the Company for Cause,

1.	any positive balance in the participant’s bonus bank shall be forfeited, unless otherwise determined by the Committee in its discretion, in which case such positive balance shall be paid on the first business day that is more than six months following the date of termination of employment; and

2.

no pro rata bonus shall be paid for the fiscal year in which termination occurs, unless otherwise determined by the Committee in its discretion, in which case the pro rata bonus will not exceed the amount that would be due based upon the performance criteria in effect for such year and the percentage of salary applicable to such participant’s bonus, but applied to the actual salary amount paid to the participant for the portion of the year that the participant was employed. Any bonus so awarded shall be paid to the participant as provided in Article IX.B.2.

A participant is deemed to have “Retired” for purposes of the Plan, if the participant’s employment terminates, other than as a result of a termination by the Company for Cause, at age 55 or later with at least ten years of service with the Company or at age 65 or later with at least five years of service with the Company.

“Cause” for purposes of this Plan shall be determined in the sole discretion of the Board of Directors of the Company and shall mean:

3.	the willful and continued failure of the participant to perform substantially the participant’s duties with the Company or its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the participant by the Board of Directors of the Company which specifically identifies the manner in which the Board believes that the participant has not substantially performed the participant’s duties, or

4.	the willful engaging by the participant in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

For purposes of this provision, no act or failure to act, on the part of the participant, shall be considered “willful” unless it is done, or omitted to be done, by the participant in bad faith or without reasonable belief that the participant’s action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of a senior officer of the Company or its affiliates or based upon the advice of counsel for the Company or its affiliates shall be conclusively presumed to be done, or omitted to be done, by the participant in good faith and in the best interests of the Company or its affiliates.

X.	AWARD PAYMENTS

Awards determined by the Committee to be paid hereunder will be paid in cash no later than the June 15 following the end of the fiscal year for which the award is earned, unless deferred by a participant under a separate benefit plan of the Company. The payment of any positive bonus bank balance that the Committee determines to pay upon termination of employment shall be made as provided in Article IX.

XI.	MISCELLANEOUS

A.

Nothing in this Plan shall confer upon a participant any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the participant’s employment relationship with the Company at any time. Participation provides no guarantee that any bonus will be paid. The success of the Company as measured by the achievement of EVA and safety goals shall determine the extent to which participants may receive bonuses hereunder, in the discretion of the Committee. Participation in the Plan is not a right, but a privilege, subject to annual review by the Company. The Company retains the right to withhold payment from any participant who violates Company policies or for any other reason. The Company also has the right to recover any amounts paid under the Plan if (i) the amount paid was based on the achievement of financial results that were subsequently the subject of a restatement, (ii) the participant is subject to the Company’s Executive Compensation Recovery Policy; (iii) the participant engaged in intentional misconduct that caused or partially caused the need for the restatement, and (iv) the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. Any participant accepts any payment hereunder subject to such recovery rights of the Company. The Company may, if it chooses, effect such recovery by withholding from other amounts due to the participant by the Company.

B.	The Plan shall be governed by and construed in accordance with the laws of the State of Louisiana.

C.	If any term or provision of the Plan, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the participant and the Company intend for any court construing the Plan to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of the Plan shall be valid and enforced to the fullest extent permitted by law.

D.	The Company has no obligation to make any payments hereunder. Any payments made shall be in the sole discretion of the Committee. The Company shall have no obligation to set aside, earmark or invest any fund or money with which to pay bonuses under the Plan.

E.	The payment made hereunder are intended to comply with the requirements of Section 409A or an exception from compliance and the terms of the Plan related thereto shall be construed accordingly. Payments hereunder that are subject to Section 409A shall not be accelerated unless permitted under Section 409A.

F.	The Company shall have the right to terminate the Plan at any time in its sole discretion. Upon termination, the participant shall have no right to receive any amounts hereunder, including any amounts previously credited to a bonus bank. Payout of any amount subject to Section 409A shall not occur earlier than provided herein, except to the extent permitted by Section 409A.

G.	The Company shall deduct from any payment made hereunder all applicable federal and state income and employment taxes.

H.	Prior to any payout hereunder, the Committee shall certify in writing, by resolution or otherwise, the amount of the payout value of the award to be paid to each participant as a result of the achieved performance goals.

I.	The Committee shall not increase the amount payable to a participant under this Plan to an amount that is higher than the amount payable under the formula established by the Compensation Committee in accordance with the requirements of Section 162(m). Nothing in this Plan precludes the Company from making additional payments or special awards to a participant outside of the Plan that may or may not qualify as “performance-based” compensation under Section 162(m), provided that such payment or award does not affect the qualification of any bonus paid or payable under the Plan as “performance-based” compensation.

XII.	SECTION 457A

If compensation earned under the Plan constitutes nonqualified deferred compensation of a nonqualified entity subject to Section 457A of the Internal Revenue Code of 1986, as amended, and regulations and guidance thereunder (“Section 457A”), amounts credited to the bonus bank for a particular year will be subject to federal income tax for the year in which such amounts are no longer subject to a substantial risk of forfeiture under Section 457A. In such case, such amounts subject to Section 457A will be included in the income of the participant for federal income tax purposes in the year that the amount is no longer subject to a substantial risk of forfeiture regardless of the time at which such amount shall be payable to a participant. The Company shall be required to collect applicable withholding taxes at the time that such amount is no longer subject to a substantial risk of forfeiture. In order to assist the participant in satisfying the withholding tax obligation, the Company will distribute to the participant from the bonus bank in the calendar year in which the withholding taxes are required to be collected the amount necessary to satisfy the withholding tax obligation and deduct the tax advance from future distributions with a payment schedule calling for the repayment of one-third of a previously advanced tax payment per year in each of the next three taxable years. If the Plan distributions in future years are not sufficient to repay the previously advanced tax payments or if such bonus bank amounts on which tax was paid are never earned and paid to the participant in the future, the repayment of all or a portion of any such tax advances by the participant, after taking into account the benefit of any related tax losses to the participant, may be forgiven, in the discretion of the Committee.

EXECUTED effective as of the 8th day of July 2009.

WITNESSES:	TIDEWATER INC.

	By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom Executive Vice President, General Counsel and Secretary